Contact:	Julie McDowell Vice President Corporate Communications 610-948-2836	Exhibit 99.1

FOR IMMEDIATE RELEASE	May 17, 2004

NHK Spring Co. Acquires Teleflex-NHK Automotive, Co. Ltd.

Limerick, PA — Teleflex Incorporated (NYSE: TFX) and NHK Spring Co. Ltd, (NHK) Yokohama, Japan, announced today that NHK has acquired all of the shares of Teleflex-NHK Automotive Co., Ltd. a joint venture formed by Teleflex and NHK in January 2002. The company, which will now be known as Uniflex Co., Ltd., manufactures mechanical cable controls for the automotive industry and had annual revenues in 2003 of $35 million. The terms of the transaction were not disclosed.

About NHK:
 NHK Spring Co., Ltd. of Yokohama, Japan, is a leading manufacturer of springs and complete seats for the automotive market and precision springs and components for various industrial applications. The company operates 11 manufacturing plants in Japan and has affiliates in North America, South America, Europe, China and other Asian countries.

About Teleflex:
 Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Forward-looking information:
 Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

###